EXHIBIT 99.1

For further information contact: Ronald Anderson, President and CEO (610) 644-9400

Release Date:	February 6, 2013
For Immediate Release

MALVERN BANCORP, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER OF FISCAL 2013

Paoli, Pennsylvania – Malvern Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the holding company for Malvern Federal Savings Bank (the “Bank”), today announced net income for the three months ended December 31, 2012 of $671,000 compared to a net income of $1.3 million for the three months ended December 31, 2011. On a per share basis, the Company is reporting net income of $0.11 per share for the quarter ended December 31, 2012, compared to a net income of $0.20 per share (as adjusted for our “second-step” conversion) for the quarter ended December 31, 2011.

The Company’s net interest income for the three months ended December 31, 2012 was $4.0 million, a decrease of $582,000 compared to the three month period ended December 31, 2011.  The Company's net interest rate spread of 2.23% and net interest margin of 2.44% for the three months ended December 31, 2012 decreased when compared to a net interest rate spread of 2.80% and a net interest margin of 2.92% for the first quarter of fiscal 2012.

The Company’s interest and dividend income decreased for the three months ended December 31, 2012 by $922,000 or 13.4% over the comparable fiscal 2012 period to $6.0 million.  Interest income on loans decreased in the three months ended December 31, 2012 over the prior comparable period in fiscal 2012 by $894,000, or 13.9%.  The decrease in interest earned on loans in the first quarter of fiscal 2013 was due primarily to a $35.8 million, or 7.2%, decrease in the average balance of our outstanding loans as well as a 38 basis point decrease in the average yield earned on our loan portfolio in the first quarter of fiscal 2013 compared to the first quarter of fiscal 2012.  Interest income on investment securities decreased by $55,000, or 12.6%, in the first quarter of fiscal 2013 compared to the comparable prior fiscal year period.  The average yield on investment securities decreased 30 basis points to 1.78% for the three months ended December 31, 2012 from 2.08% for the same period ended 2011.

The Company’s interest expense for the three month period ended December 31, 2012 was $1.9 million, a decrease of $340,000 from the three month period ended December 31, 2011.  The reason for the decrease in interest expense in the first quarter of fiscal 2013 compared to the first quarter of fiscal 2012 was a 22 basis point decrease in average rate paid on total deposits together with a decrease in the average balance of our total deposits of $16.2 million, or 3.1%, in the first quarter of fiscal 2013 compared to first quarter of fiscal 2012 due primarily to a $18.2 million decrease in the average balance of money market accounts. The average rate paid on total deposits decreased to 1.18% for fiscal 2013 from 1.40% for fiscal 2012.  Our expense on borrowings amounted to $430,000 in the first quarter of fiscal 2013 compared to $434,000 in the first quarter of fiscal 2012.  The average balance of our borrowings decreased by $958,000 in the first quarter of fiscal 2013 compared to the first quarter of fiscal 2012, however, the average cost of borrowed funds increased to 3.58% in the first quarter of fiscal 2013 compared to 3.54% in the first quarter of fiscal 2012.

The provision for the loan losses was $400,000 for the quarter ended December 31, 2012 compared to a $300,000 credit for the quarter ended December 31, 2011.  A $1.1 million recovery during the three months ended December 31, 2011, contributed to the $700,000 difference in the provision for loan losses for the December 31, 2012 and December 31, 2011 fiscal quarters. At December 31, 2012, our total non-performing assets amounted to $15.0 million, an increase of $632,000 compared to total non-performing assets at September 30, 2012. At December 31, 2012, the Company’s total non-performing assets and performing troubled debt restructurings totaled $21.7 million compared to $22.5 million at September 30, 2012, an improvement of 3.5%. Our net charge-offs for the quarter ended December 31, 2012 were $410,000, a $376,000, or 47.8%, improvement compared to $786,000 of net charge-offs during the quarter ended December 31, 2011. Our ratio of net charge-offs to the total allowance for loan losses was 21.7% for the quarter ended December 31, 2012 compared to 34.8% for the quarter ended December 31, 2011. As of December 31, 2012, the balance of the allowance for loan losses was $7.6 million, or 1.68% of gross loans and 67.68% of non-accruing loans, compared to an allowance for loan losses of $7.6 million or 1.64% of gross loans and 77.76% of non-accruing loans at September 30, 2012.

At December 31, 2012, the Company’s total non-accruing loans amounted to $11.2 million, or 2.48% of total gross loans, compared to $9.7 million of non-accruing loans, or 2.11% of total gross loans at September 30, 2012 and $10.4 million, or 2.15% of total gross loans at December 31, 2011. Total non-accruing loans increased by $1.4 million on a linked quarter basis due primarily to a $1.7 million increase in non-accruing commercial real estate loans.

The Company’s other, or non-interest, income increased by $445,000, or 51.6%, to $1.3 million for the three months ended December 31, 2012 compared to $862,000 for the three months ended December 31, 2011.  The increase in other income during the first quarter of fiscal 2013 was due to a $588,000 increase in earnings on bank owned life insurance as the result of a one-time tax-free death benefit payment of $596,000. In addition, we recorded a net gain on the sale of loans in the amount of $164,000 during the quarter ended December 31, 2012.

The Company’s other, or non-interest, expenses increased by $357,000, or 9.1%, to $4.3 million in the quarter ended December 31, 2012 compared to $3.9 million for the three months ended December 31, 2011. The increase in other operating expenses in the first quarter of fiscal 2013 compared to the first quarter of fiscal 2012 was due primarily to a $259,000 increase in salaries and employee benefits and a $240,000 increase in net other real estate owned expense in fiscal 2013 when compared to the same period in fiscal 2012.  These increases were partially offset by a $91,000 decrease in professional fees in the December 31, 2012 compared to the quarter ended December 31, 2011. The income tax benefit for the quarter ended December 31, 2012 was primarily due to a $1.2 million decrease in pre-tax income during the quarter ended December 31, 2012.  Our effective Federal tax rate was (8.8%) and 30.9% for the three months ended December 31, 2012 and 2011, respectively.

The Company’s total assets decreased $23.8 million or 3.3% to $688.0 million at December 31, 2012 compared to $711.8 million at September 30, 2012. The decrease was primary due to a $16.0 million or 12.1% decrease in cash and cash equivalents and $10.7 million or 2.4% reduction in net loans receivable. The decrease was partially offset by a $4.7 million or 5.8% increase in investment securities.

The Company’s total liabilities decreased $59.2 million or 9.1% to $590.0 million at December 31, 2012 compared to $649.2 million at September 30, 2012. The decrease was primarily due to $56.7 million decrease in stock subscription escrow, reflecting the closing of our “second-step” conversion on October 11, 2012, and $5.9 million decrease in total deposits. Our total deposits were $535.1 million at December 31, 2012 compared to $541.0 million at September 30, 2012. These decreases were partially offset by a $3.7 million increase in advances from borrowers for taxes and insurance.

Shareholders’ equity increased by $35.4 million to $98.1 million at December 31, 2012 compared to $62.6 million at September 30, 2012.  The increase was primarily due to the “second-step” conversion of the Bank from the mutual holding company structure to the stock holding company structure on October 11, 2012. In connection with the conversion and reorganization, 3,636,875 shares of common stock, par value $0.01 per share, of the Malvern Bancorp, Inc., were sold in a subscription offering to certain depositors of the Bank and other investors for $10 per share, or $36.4 million in the aggregate, and 2,921,598 shares of common stock were issued in exchange for the outstanding shares of common stock of the former Mid-Tier Holding Company for the Bank, Malvern Federal Bancorp, Inc., held by the “public” shareholders of the Mid-Tier Holding Company (all shareholders except the Mutual Holding Company). Treasury stock of the former Mid-Tier Holding Company was cancelled.  Retained earnings increased by $671,000 to $39.3 million at December 31, 2012 primarily as a result of the $671,000 net income during the first quarter of fiscal 2013.  Our ratio of equity to assets was 14.25% at December 31, 2012.

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as eight other financial centers located throughout Chester and Delaware County, Pennsylvania.

This press release contains certain forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp Inc., and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA (unaudited)

	At December 31, 2012	At September 30, 2012
	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$688,030	$711,812
Loans receivable, net	446,271	457,001
Securities available for sale	85,208	80,508
FHLB borrowings	48,000	48,085
Deposits	535,076	540,988
Shareholders’ equity	98,070	62,636
Total liabilities	589,960	649,176
Allowance for loan losses	7,571	7,581
Non-accrual loans	11,187	9,749
Non-performing assets	14,975	14,343
Performing troubled debt restructurings	6,768	8,187
Non-performing assets and performing troubled debt restructurings	21,743	22,530

	Three Months Ended December 31,
	2012	2011
	(Dollars in thousands, except per share data)
Selected Operating Data:
Total interest and dividend income	$5,950	$6,872
Total interest expense	1,947	2,287
Net interest income	4,003	4,585
Provision (credit) for loan losses	400	(300)
Net interest income after provision (credit) for loan losses	3,603	4,885
Total other income	1,307	862
Total other expense	4,293	3,936
Income tax (benefit) expense	(54)	560
Net income	$671	$1,251
Net earnings per share*	$0.11	$0.20
Dividends declared per share	$-	$-
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*Net earnings per share for the prior period has been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which was completed on October 11, 2012.

	Three Months Ended December 31,
	2012	2011
Selected Financial Ratios and Other Data(1)
Selected Operating Ratios:
Average yield on interest-earning assets	3.62%	4.38%
Average rate on interest-bearing liabilities	1.39	1.58
Net interest rate spread(2)	2.23	2.80
Net interest margin(3)	2.44	2.92
Total non-interest expense to average assets	2.58	2.43
Efficiency ratio(4)	81.46	72.80
Return on average assets	0.39	0.75
Return on average equity	3.10	8.17

Asset Quality Ratios(5):
Non-accrual loans as a percent of total loans receivable	2.48%	2.15%
Non-performing assets as a percent of total assets	2.18	2.53
Non-performing assets and performing troubled debt restructurings as a percent of total assets	3.16	4.04
Allowance for loan losses as a percent of non-accrual loans	67.68	86.62

Capital Ratios(5):
Total risk-based capital to risk weighted assets	21.20%	13.14%
Tier 1 risk based capital to risk weighted assets	19.94	11.88
Tangible capital to tangible assets	11.96	8.09
Tier 1 leverage (core) capital to adjustable tangible assets	11.96	8.09
Shareholders’ equity to total assets	14.25	9.25
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(1) Ratios have been annualized where appropriate.
(2) Net interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4) The efficiency ratio represents the ratio of non-interest expense divided by net interest income and total other income.
(5) Asset quality ratios are end of period ratios. Capital ratios are end of period ratios and are at Bank level except for shareholders’ equity to total assets.

The table below sets forth the amounts and categories of loans delinquent more than 30 days but less than 90 days at the dates indicated.

	December 31, 2012	December 31, 2011	September 30, 2012
	(Dollars in thousands)
31-89 Days Delinquent:
Residential mortgage	$1,260	$1,408	$1,402
Construction and Development:
Residential and commercial	8,433	-	-
Commercial:
Commercial real estate	-	3,170	1,778
Other	-	-	-
Consumer:
Home equity lines of credit	300	20	220
Second mortgages	985	1,182	1,140
Other	6	7	4
Total	$10,984	$5,787	$4,544

The following table sets forth non-performing assets and performing troubled debt restructurings which are neither non-accruing nor more than 90 days past due and still accruing in our portfolio at the dates indicated.  Loans are generally placed on non-accrual status when they are 90 days or more past due as to principal or interest or when the collection of principal and/or interest becomes doubtful.  There were no loans past due 90 days or more and still accruing interest for the periods shown.  Troubled debt restructurings (“TDR”) are loans which are modified in a manner constituting a concession to the borrower, such as forgiving a portion of interest or principal making loans at a rate materially less than that of market rates, when the borrower is experiencing financial difficulty.

	December 31, 2012	December 31, 2011	September 30, 2012
	(Dollars in thousands)
Non-accruing loans:
Residential mortgage	$4,021	$2,562	$3,540
Construction and development:
Residential and commercial(1)	2,707	4,841	3,788
Commercial:
Commercial real estate(2)	3,108	1,694	1,458
Other	201	209	201
Consumer:
Home equity lines of credit	22	37	23
Second mortgages	1,128	1,065	739
Total non-accruing loans	11,187	10,408	9,749
Other real estate owned and other foreclosed assets:
Residential mortgage	841	2,489	1,262
Commercial:
Commercial real estate	2,126	3,908	2,405
Other	405	34	486
Consumer:
Second mortgages	-	-	441
Total REO	3,788	6,431	4,594
Total non-performing assets	14,975	16,839	14,343

Performing troubled debt restructurings:
Residential mortgage	857	882	864
Construction and development:
Land loans	1,145	1,157	1,148
Commercial:
Commercial real estate	4,591	7,897	6,000
Other	175	175	175
Total TDRs	6,768	10,111	8,187
Total non-performing assets and performing troubled debt restructurings	$21,743	$26,950	$22,530
Ratios:
Total non-accrual loans as a percent of gross loans	2.48%	2.15%	2.11%
Total non-performing assets as a percent of total assets	2.18%	2.53%	2.01%
Total non-performing assets and performing troubled debt restructurings as a percent of total assets	3.16%	4.04%	3.17%

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(1) At December 31, 2012, includes two loans classified as TDRs in the aggregate amount of $1.3 million.
(1) At September 30, 2012, includes two loans classified as TDRs in the amount of $1.4 million.
(2) At December 31, 2012, includes one loan classified as TDR in the amount of $1.4 million.

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